Exhibit 99.1

WILLIAM D. GREEN JOINS INOVALON BOARD OF DIRECTORS

Former Accenture Chairman and CEO Joins Healthcare Technology Leader’s Corporate Board

BOWIE, Md. — August 16, 2016 — Inovalon (NASDAQ: INOV), a leading technology company providing advanced, cloud-based analytics and data-driven intervention platforms to the healthcare industry, today announced that William D. Green has joined the Company’s Board of Directors.

“We are honored to have Bill join our Board of Directors,” said Keith Dunleavy, M.D., chief executive officer and chairman of the board of Inovalon. “He is an experienced leader with outstanding management and operating experience. His deep understanding of the information technology industry, large-scale system outsourcing implementations, global organizational growth, and a host of additional disciplines, makes him a valuable addition to Inovalon’s Board of Directors.”

“I am excited by the opportunity to serve on Inovalon’s Board of Directors,” said Bill Green. “Technology is playing a leading role in the transformation of healthcare and I am energized by Inovalon’s extensive and differentiated capabilities and the opportunity to be a driver in the transformation of this important industry. I look forward to lending my experience and insights to Inovalon as the company executes on its vision of data-driven healthcare.”

In addition to his role on the Inovalon Board, Mr. Green is slated to serve as a director of the Board at Denali Holding Inc., the parent company of Dell, Inc., a global computer and data storage technology and services company, where he is to serve on the Audit Committee and the Capital Stock Committee of the Board.  Mr. Green also serves on the Board of Directors for S&P Global, Inc. (NYSE: SPGI) (previously known as McGraw Hill Financial, Inc.), a global financial information and services company, where he serves on both the Compensation and Leadership Development Committee and the Nominating and Corporate Governance Committee.

While at Accenture (NYSE: ACN), a global management consulting, technology services and outsourcing company, Mr. Green held multiple key roles. After joining Accenture in 1977 and becoming a partner in 1986, he went on to serve in multiple roles including chief operating officer and the chief executive of the resource operating group, and ultimately went on to serve as the company’s chief executive officer from September 2004 through December 2010, and chairman of the board from 2006 to 2013.

Mr. Green also serves as lead director of EMC Corporation’s (NYSE: EMC) Board of Directors, where he serves on the Audit, Leadership and Compensation and Mergers and

Acquisitions committees, until the closing of its acquisition by Denali Holding Inc., the parent company of Dell, Inc.

Mr. Green attended Dean College and is a member of the college’s Board of Trustees. He received a Bachelor of Science degree in Economics and a Master of Business Administration from Babson College as well as an Honorary Doctor of Laws.

About Inovalon

Inovalon is a leading technology company that combines advanced, cloud-based data analytics, and data-driven intervention platforms to achieve meaningful insight and impact in clinical and quality outcomes, utilization, and financial performance across the healthcare landscape. Inovalon’s unique achievement of value is delivered through the effective progression of Turning Data into Insight, and Insight into Action®. Large proprietary datasets, advanced integration technologies, sophisticated predictive analytics, data-driven intervention platforms, and deep subject matter expertise deliver a seamless, end-to-end capability that brings the benefits of big data and large-scale analytics to the point of care. Driven by data, Inovalon uniquely identifies gaps in care, quality, data integrity, and financial performance — while bringing to bear the unique capabilities to resolve them. Providing technology that supports hundreds of healthcare organizations in 98.4% of U.S. counties and Puerto Rico, Inovalon’s cloud-based analytical and data-driven intervention platforms are informed by data pertaining to more than 804,000 physicians, 306,000 clinical facilities, and more than 137 million Americans. Through these capabilities, and those of its subsidiary Avalere Health, Inc., which offers data-driven advisory services and business intelligence to more than 200 pharmaceutical and life sciences enterprises, Inovalon is able to drive high-value impact, improving quality and economics for health plans, ACOs, hospitals, physicians, consumers and pharma/life-sciences researchers. For more information, visit www.inovalon.com.

Contact:

Inovalon

Kim E. Collins

Phone: 301-809-4000 x1473

kcollins@inovalon.com